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                                 EXHIBIT 23.3
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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Consilium, Inc. on Form S-8 pertaining to the registration of common stock under the Stock Option Plans and Stock Purchase Plan of our reports dated December 6, 1995, on our audit of the consolidated statements of operations, stockholders' equity and cash flows and the financial statement schedule of Consilium, Inc. and subsidiaries as of October 31, 1995 and for the year then ended, appearing in the Annual Report on Form 10-K of Consilium, Inc., filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934.


                                    /S/ COOPERS & LYBRAND L.L.P.

                                    COOPERS & LYBRAND L.L.P.

San Jose, California
April 10, 1998